Exhibit 99.1

                   Image Entertainment Acquires Home
 Vision Entertainment and Enters into Exclusive Multi-Year Home Video
         Distribution Agreement with The Criterion Collection


                 Home Vision Recorded Net Revenues of
              Approximately $29 Million for Calendar 2004

                Image to Be Criterion's Exclusive Home
                    Video Distributor Through 2010

    Image Entertainment, Inc. (Nasdaq:DISK), a leading independent licensee, producer and distributor of home entertainment programming in North America, today announced that it has acquired all of the outstanding capital stock of Public Media, Inc. d.b.a. Home Vision Entertainment. In connection with the acquisition, Image has also signed a long-term exclusive home video distribution agreement with The Criterion Collection expiring December 31, 2010.
    Home Vision is a privately-held, Chicago-based publisher and distributor of home entertainment programming, specializing in independent and foreign films. In addition to releasing its own exclusive titles under the Home Vision Entertainment label, the company was also the co-distributor with Image of the renowned Criterion Collection.
    The Home Vision library contains over 130 active titles, including the BBC productions of C.S. Lewis' classic books "The Chronicles of Narnia," "Day of the Dolphin" starring Academy Award winner George C. Scott, "Allegro Non Troppo," the animation classic "Animal Farm" based on George Orwell's famous book, the "Zatoichi" collection (a.k.a. The Blind Swordsman), and Fukasaku's criminal underworld series "The Yakuza Papers." In addition to acquiring the Home Vision library, Image plans to continue releasing new titles on a monthly basis under the Home Vision Entertainment label.
    Excluding revenue streams not acquired by Image, Home Vision Entertainment generated net revenues of approximately $29 million in calendar year 2004 from distribution of their exclusive titles and the co-distributed Criterion Collection line.
    Image currently intends to close Home Vision's Chicago headquarters and warehouse facility and consolidate all of Home Vision's operations into Image's existing facilities in Chatsworth and Las Vegas. Image anticipates that the consolidation will be completed by December 31, 2005. Home Vision's President and Chief Executive Officer, Adrianne Furniss, will stay on in a consulting capacity for Image for a period of three years, during which time Ms. Furniss will assist with Image's consolidation and content acquisition efforts.
    The exclusive distribution agreement with The Criterion Collection formalizes a previously non-binding and non-exclusive distribution arrangement whereby Image and Home Vision each supplied certain retailers with Criterion's titles. The Criterion Collection is the premier producer of "special edition" home video programming, in which critically acclaimed domestic and foreign films are transferred to DVD with the highest quality of picture and audio and special features including interviews with producers, directors and talent, behind-the-scenes footage, documentaries, featurettes, and more. The Criterion Collection currently contains approximately 280 active DVD titles in its library and typically releases 3-4 new titles each month.
    The Criterion Collection has produced special editions of titles such as Akira Kurosawa's "Seven Samurai," Martin Scorsese's "Last Temptation of Christ," Terry Gilliam's "Fear and Loathing in Las Vegas" based on the Hunter S. Thompson novel, award-winning feature documentary "Hoop Dreams," and Gus Van Sant's "My Own Private Idaho" starring Keanu Reeves. The Criterion Collection has also published DVDs of The Merchant Ivory Collection, including "Howards End" starring Anthony Hopkins and Vanessa Redgrave, and "Maurice" starring Hugh Grant and Ben Kingsley. Through its affiliate Janus Films, The Criterion Collection is also responsible for another library of excellent programming, including Kurosawa's "Rashomon" and Cocteau's "Beauty and the Beast." Pursuant to the distribution agreement, Image will be the exclusive distributor for all of these programming lines and titles on DVD and all other video formats.
    Ms. Furniss stated, "Home Vision Entertainment, Janus, The Criterion Collection and Image have had a long and productive history together. The executives all know each other and their respective businesses very well, making this transaction an especially good fit. We are particularly excited that Image recognizes the value of continuing the higher priced Home Vision Entertainment line and supports our goal to identify 'the classics of the future.' Image appreciates the label's reputation in the market, our passion for new film talent, and our ability to release finely produced, expertly mastered and supplement-friendly DVDs."
    Charles Benton, Chairman and founder of Home Vision, continued, "We've survived and prospered through many format changes and are proud of our relationships with producers and the quality titles and services we've been able to provide to our customers. We're happy that Image will keep alive and well the Home Vision Entertainment name and our tradition of publishing 'good films that sell.' We appreciate that our DVD line will be part of an organization that has greater resources and market reach in a time of market consolidation and future technology change."
    Martin Greenwald, Image's President and CEO, commented, "Approximately one year ago we stated that there were opportunities for Image to grow its business both organically as well as through corporate acquisition. Last year we enjoyed stellar revenue growth through the expansion and acceptance of our programming. Now, with the acquisition of Home Vision and the signing of a multi-year exclusive distribution pact with Criterion, the stage has been set to keep this growth engine running. On an annualized basis, the acquisition and distribution agreement will add a significant amount of new revenue. Even more important is the opportunity to eliminate much of Home Vision's overhead as it is absorbed into Image's existing infrastructure."
    Mr. Greenwald continued, "Now that the transaction has been concluded, we plan to intensify efforts to identify and pursue further opportunities. Our strategy is clear: to continue acquiring exclusive content for a broad range of current and future distribution channels. Image Entertainment is widely recognized as a leading independent provider of domestic home entertainment content, and I believe that we have the ability and the market sense to expand on that reputation even further."
    Jonathan Turell, CEO of Criterion, said, "We have worked closely with Image for over 15 years in distributing The Criterion Collection, and we look forward to increased marketing and sales efforts with respect to our programming as a result of our new exclusive distribution agreement. Over the years, Image has been a very vocal supporter of ours, and they have a tremendous understanding of The Criterion Collection's importance in the DVD market. Image's great group of people should give us an even larger presence in the market."
    Criterion's President Peter Becker stated, "After well over a decade's experience with us and our brand, Image understands what The Criterion Collection means, both to our core customers and to the retailers who help us reach a wider audience. During that time, we've seen what Image can achieve, and we look forward to continued strong results, not only with our bestsellers but also across the entire catalogue."
    Image's Chief Operating Officer David Borshell said, "The acquisition of Home Vision provides Image with a solid foundation upon which to build a fine arts and foreign film label. In addition, we now have the exclusive rights to market and sell The Criterion Collection, which is both an honor and an exciting business opportunity. Our next step will be to expedite the consolidation, a process that has already begun and that we hope will materially conclude before the holiday selling season. We believe we will only need to add a minimal number of positions to our employee roster in order to accommodate both the Home Vision and Criterion business, and we predict the consolidation will be very efficient, driving the bulk of operational savings to the bottom line."
    Mr. Borshell concluded, "Image will do everything possible to represent the Home Vision Entertainment label with the same passion and commitment that suppliers and customers have come to expect. Everyone at Home Vision should be proud of their company's 19 years of accomplishments."

    Corporate Conference Call

    Image Entertainment's management will host a conference call on Thursday, August 4, at 4:30 p.m. ET to discuss the financial aspects of the transaction (e.g. purchase price, source of funds, etc.) and the impact of the acquisition and the signing of the exclusive distribution agreement upon Image's current and future revenues. Martin W. Greenwald, CEO, Jeff Framer, CFO, and David Borshell, COO, will be on-line to discuss these items and take part in a Q & A session. The call can be accessed by dialing 866-550-6338 and requesting to join the conference call by entering the confirmation code 1810464, or by webcast at www.image-entertainment.com. Dial-ins begin at approximately 4:20 PM EASTERN, or at any time during the conference call. International participants, please dial (850) 521-5100 using the same confirmation code.
    A replay of the conference call will be available beginning two hours after the call and for the following five business days by dialing 888-203-1112 and entering the following passcode: 1810464. International participants, please dial (719) 457-0820 using the same passcode.

    About Image Entertainment:

    Image Entertainment, Inc. is a leading independent licensee, producer and distributor of home entertainment programming in North America, with more than 2,800 exclusive DVD titles and 175 exclusive CD titles in domestic release and approximately 300 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary Egami Media, Inc., exclusive video on demand, streaming video and download rights. The Company is headquartered in Chatsworth, California, and has a domestic distribution facility in Las Vegas, Nevada. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

    About The Criterion Collection:

    The Criterion Collection, a continuing series of important classic and contemporary films, is dedicated to gathering the greatest films from around the world and publishing them in editions that offer the highest technical quality and award-winning, original supplements. To date, more than 35 filmmakers have made its Director-approved library of DVDs the most significant archive of contemporary filmmaking available to the home viewer.

    About Home Vision Entertainment:

    Founded in 1986, Home Vision Entertainment was among the first companies to recognize the potential for independent and world movies in the home video market. Recently, Home Vision has begun to focus on acquiring new films, many of which are released on DVD after theatrical runs on screens across the country. Home Vision publishes and distributes DVDs across a wide variety of genres, from action adventure and comedies to feature length documentaries and cult classics. The high standards of its catalog and DVD presentation, as well as our long-term distribution relationship with The Criterion Collection and Janus Films, have led critic Leonard Maltin to say, "I can't think of a finer collection of international cinema."

    Forward-Looking Statements:

    This press release may contain forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at www.sec.gov. Unless otherwise required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


    CONTACT: Press/Corporate Contact:
             The Honig Company, Inc.
             Steve Honig, 310-246-1801
             press@honigcompany.com
             or
             Investor Relations:
             MKR Group, LLC
             Charles Messman or Todd Kehrli, 818-556-3700 ir@mkr-group.com